EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2026 THIRD QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (October 30, 2026) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Midwest, today reported net income of $1.7 million, or diluted earnings per share of $0.11, for the third quarter of 2026. This compares to net income of $2.2 million, or $0.22 diluted earnings per share, for the second quarter of 2026, and net income of $3.6 million, or diluted earnings per share of $0.36, for the third quarter of 2025.
The decrease in net income from the second quarter of 2026 and the third quarter of 2025 was primarily due to higher provision for credit losses, as well as noninterest expense. The provision for credit losses totaled $6.1 million during the third quarter of 2026, compared to $823,000 in the prior quarter and $269,000 in the third quarter of 2025. The increase in provision was primarily due to the need to replenish and increase the allowance for credit losses following $6.1 million of net charge-offs during the quarter, including a partial charge-off of $4.5 million on a nonaccruing commercial real estate loan, which was transferred to other real estate owned during the current quarter, and an $803,000 charge-off on a commercial and industrial loan, as well as an increase in non-performing loans. In addition, noninterest expense during the quarter included $3.0 million of nonrecurring merger-related expenses associated with the acquisition of Farmers Bancorp. These items were partially offset by a preliminary bargain purchase gain recognized on the Company’s acquisition of Farmers Bancorp of $1.6 million.
Net income for the nine months ended September 30, 2026 was $6.8 million, or $0.56 diluted earnings per share, compared to net income of $8.2 million, or $0.82 diluted earnings per share, for the same period in 2025.
On July 1, 2026, the Company completed its previously announced merger with Farmers Bancorp pursuant to the Agreement and Plan of Merger dated November 11, 2025. Immediately thereafter, The Farmers Bank merged with and into First Bank Richmond. The combined company continues to operate as Richmond Mutual Bancorporation, Inc., while the combined bank is operating under the name First Bank Midwest. The combined company continues to trade on the Nasdaq Capital Market under the ticker symbol “RMBI.” The administrative headquarters of the holding company remains in Richmond, Indiana, while the combined bank is headquartered in Frankfort, Indiana.
The financial results presented in this earnings release reflect the Company’s operations following the completion of the merger on July 1, 2026. Accordingly, the Company’s financial results for the quarter ended September 30, 2026, include the operating results of the combined company. Financial results for periods prior to July 1, 2026, reflect the operations of Richmond Mutual Bancorporation, Inc., on a standalone basis, and do not include the operations of Farmers Bancorp.
Message from the Chairman and CEO

Garry Kleer, Chairman and Chief Executive Officer, commented, “Our third quarter results reflected the impact of our merger with Farmers Bancorp, which significantly expanded our balance sheet and increased net interest income compared to both the prior quarter and the third quarter of last year. Earnings were impacted by a higher provision for credit losses and increased noninterest expense. As we move forward, our focus remains on successfully integrating the two organizations, realizing the strategic benefits of the combination and continuing to serve our customers and communities.”

Third Quarter Performance Highlights

•Net interest income increased by $10.8 million, or 89.2%, to $22.8 million for the three months ended September 30, 2026, from $12.1 million for the quarter ended June 30, 2026. Net interest income increased by $11.6 million, or 102.3%, from $11.3 million for the comparable quarter in 2025.
•Annualized net interest margin was 3.68% for the current quarter, compared to 3.22% in the prior quarter and 3.07% for the comparable quarter in 2025.
•A provision for credit losses of $6.1 million was recorded for the quarter ended September 30, 2026, compared to $823,000 and $269,000 for the quarters ended June 30, 2026 and September 30, 2025, respectively.
•Noninterest income increased $3.0 million to $4.6 million for the three months ended September 30, 2026, compared to $1.6 million for the quarter ended June 30, 2026, and increased $3.3 million from $1.3 million for the comparable quarter in 2025.

•Noninterest expense increased $9.8 million to $20.0 million for the three months ended September 30, 2026, which included $3.0 million in nonrecurring merger-related expenses, compared to $10.2 million for the quarter ended June 30, 2026, and increased $11.9 million from $8.1 million for the comparable quarter in 2025.
•Assets totaled $2.60 billion at September 30, 2026, compared to $1.55 billion at June 30, 2026 and $1.53 billion at December 31, 2025.
•Loans and leases, net of allowance for credit losses, totaled $2.00 billion at September 30, 2026, compared to $1.21 billion at June 30, 2026, and $1.18 billion at December 31, 2025.
•Non-performing loans and leases totaled $32.2 million, or 1.59% of total loans and leases, at September 30, 2026, compared to $21.8 million, or 1.78%, at June 30, 2026, and $17.4 million, or 1.46%, at December 31, 2025.
•The allowance for credit losses totaled $25.4 million, or 1.25% of total loans and leases outstanding, at September 30, 2026, compared to $17.0 million, or 1.39%, at June 30, 2026, and $16.5 million, or 1.38%, at December 31, 2025.
•Deposits totaled $2.09 billion at September 30, 2026 compared to $1.15 billion at June 30, 2026, and $1.11 billion at December 31, 2025. At September 30, 2026, noninterest-bearing deposits totaled $351.4 million, or 16.9% of total deposits, compared to $100.1 million, or 8.7% of total deposits at June 30, 2026, and $100.1 million, or 9.0% of total deposits at December 31, 2025.
•Stockholders’ equity totaled $228.9 million at September 30, 2026, compared to $148.3 million at June 30, 2026, and $145.8 million at December 31, 2025. The Company’s equity to assets ratio was 8.81% at September 30, 2026.
•Book value per share was $13.66 at September 30, 2026, compared to $14.11 at June 30, 2026 and $13.88 per share at December 31, 2025.
•The Bank’s Tier 1 leverage ratio was 9.99% at September 30, 2026, well in excess of the 8.0% CBLR requirement.
•Effective September 30, 2026, the Bank elected to begin reporting its regulatory capital status through the Community Bank Leverage Ratio framework. Under the CBLR framework, qualifying institutions that maintain a leverage ratio of greater than 8.0% are deemed to satisfy applicable regulatory capital requirements and are no longer required to calculate risk-based capital ratios for regulatory reporting purposes.

Income Statement Summary
Net Interest Income. Net interest income before the provision for credit losses increased $11.6 million to $22.8 million in the third quarter of 2026, compared to $11.3 million in the third quarter of 2025. The increase was primarily attributable to the merger with Farmers Bancorp, which significantly expanded the Company’s interest-earning assets and interest-bearing liabilities. The acquisition also impacted net interest income through the accretion and amortization of fair value adjustments recorded in connection with the transaction.

Annualized net interest margin was 3.68% for the third quarter of 2026, compared to 3.07% for the third quarter of 2025. The increase primarily reflected higher yields and average balances of interest-earning assets resulting from the loan portfolio acquired in the merger, as well as lower average funding costs and a higher volume of noninterest-bearing demand deposits.
Interest Income. Interest income increased $16.7 million to $38.6 million during the quarter ended September 30, 2026, compared to $21.8 million during the quarter ended September 30, 2025. The increase was primarily due to a $1.02 billion increase in the average balance of interest-earning assets, mainly as a result of the merger with Farmers Bancorp. The average yield on interest-earning assets was 6.20%, compared to 5.93% in the third quarter of 2025.

Interest income on loans and leases increased $14.6 million to $34.3 million for the quarter ended September 30, 2026, compared to $19.7 million in the third quarter of 2025. This increase was primarily due to an $831.9 million increase in the average balance of loans and leases, mainly reflecting loans acquired in the merger with Farmers Bancorp. The average yield earned on loans and leases was 6.79% as compared to 6.63% in the same quarter a year ago.

Interest income on investment securities, excluding FHLB stock, increased $1.3 million to $2.9 million during the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025, due to a $110.5 million increase in the average balance of securities and a 66 basis point increase in the average yield to 3.25%. The increases were primarily due to securities acquired in the acquisition and the subsequent repositioning of the securities portfolio. Dividends on FHLB stock increased $203,000 to $517,000 during the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025, primarily due to a $7.1 million increase in the average balance of FHLB stock held.

Interest income on cash and cash equivalents increased $623,000 to $826,000 during the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025. The increase from the third quarter of 2025 was primarily due to increased cash balances maintained following the merger with Farmers Bancorp.

Interest Expense. Interest expense increased $5.2 million to $15.7 million for the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025. The increase was due to a $728.8 million increase in the average balance of interest-bearing liabilities, primarily as a result of the merger with Farmers Bancorp, partially offset by a decrease in the average rate paid. The average rate paid on interest-bearing liabilities during the third quarter of 2026 was 3.17%, compared to 3.35% in the third quarter of 2025.

Interest expense on deposits increased $4.9 million to $12.7 million for the quarter ended September 30, 2026, compared to the third quarter of 2025. The increase was primarily due to a $710.5 million increase in the average balance of interest-bearing deposits as a result of the merger with Farmers Bancorp, partially offset by a decrease in the average rate paid. The average rate paid on interest-bearing deposits was 2.98% and 3.14% for the quarters ended September 30, 2026 and 2025, respectively. Within interest-bearing deposits, the average rate paid on interest-bearing checking accounts increased to 2.19% for the third quarter of 2026 compared to 1.17% for the third quarter of 2025. The increase was primarily attributable to public fund accounts acquired in the merger with Farmers Bancorp, which pay higher rates to municipal depositors.

Interest expense on borrowings increased $266,000 to $3.0 million for the third quarter of 2026 compared to the third quarter of 2025. The average balance of borrowings totaled $284.1 million during the quarter ended September 30, 2026, compared to $265.8 million for the quarter ended September 30, 2025. The increase in the average balance was primarily due to subordinated debt assumed in the merger with Farmers Bancorp. The average rate paid on borrowings was 4.26% for the quarter ended September 30, 2026, compared to 4.16% for the third quarter of 2025.

Provision for Credit Losses. A provision for credit losses of $6.1 million was recorded in the third quarter of 2026, compared to $269,000 in the third quarter of 2025. The increase was primarily due to the need to replenish the allowance following a $4.5 million partial charge-off recorded upon the transfer of a commercial real estate property to other real estate owned and an $803,000 charge-off on a commercial and industrial loan, as well as an increase in non-performing loans during the quarter. The related commercial real estate loan was placed on nonaccrual status in the second quarter of 2026, and the Company took possession of the property late in the third quarter. Net charge-offs for the third quarter of 2026 were $6.1 million, compared to $317,000 in the third quarter of 2025. No provision for credit losses was recorded at acquisition on loans acquired in the merger, as the initial allowance on those loans was established through the gross-up approach described under “Allowance for Credit Losses.”

Noninterest Income. Total noninterest income increased $3.3 million to $4.6 million for the quarter ended September 30, 2026, compared to the quarter ended September 30, 2025. The increase included a $1.6 million preliminary bargain purchase gain in connection with the merger with Farmers Bancorp. Excluding this gain, noninterest income increased $1.6 million, primarily reflecting the larger customer base following the merger, including increases of $415,000 in service charges on deposit accounts and $1.1 million in other income primarily related to wealth management income.

Noninterest Expense. Total noninterest expense increased $11.9 million to $20.0 million for the three months ended September 30, 2026, compared to the third quarter of 2025. The increase was primarily attributable to the merger with Farmers Bancorp, which significantly expanded the Company’s operating infrastructure and employee base. The quarter also included $3.0 million in nonrecurring merger-related expenses, consisting primarily of software and core conversion expenses. In addition, noninterest expense was impacted by $1.8 million in amortization expense related to the core deposit intangible recognized in connection with the merger.

Income Tax Expense. Income tax expense decreased $1.1 million during the three months ended September 30, 2026, compared to the quarter ended September 30, 2025. The Company recognized an income tax benefit of $482,000 for the three months ended September 30, 2026, compared to income tax expense of $645,000 for the three months ended September 30, 2025. The $1.1 million decrease was primarily attributable to lower pre-tax income and favorable tax effects from a preliminary bargain purchase gain, higher tax credits and increased tax-exempt interest income, partially offset by nondeductible transaction costs.
Balance Sheet Summary

General. Total assets increased $1.07 billion to $2.60 billion at September 30, 2026, as compared to $1.53 billion at December 31, 2025, primarily due to $1.2 billion in assets acquired from the merger with Farmers Bancorp.

Investment Securities. Investment securities increased $75.1 million to $329.8 million at September 30, 2026, compared to $254.7 million at December 31, 2025. The increase was primarily due to $205.0 million in available for sale securities acquired from the merger with Farmers Bancorp. Offsetting this increase were sales of $91.9 million of securities acquired. The proceeds from sales were used to pay off FHLB advances assumed in the merger.

Loans and Leases. Loans and leases increased $827.2 million to $2.00 billion at September 30, 2026, compared to $1.18 billion at December 31, 2025. The increase was primarily attributable to $803.6 million in loans acquired from the merger with Farmers Bancorp, with the remaining $23.6 million reflecting organic loan growth.
Non-performing loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases 90 days or more past due, totaled $32.2 million, or 1.59% of total loans and leases, at September 30, 2026, compared to $17.4 million, or 1.46%, at December 31, 2025. Nonaccrual loans and leases increased $17.4 million to $30.6 million at September 30, 2026, from $13.2 million at December 31, 2025. The increase in non-performing loans and leases was primarily due to $4.8 million of loans and leases that were non-performing when acquired in the merger with Farmers Bancorp, $1.1 million of acquired loans and leases that became non-performing after the acquisition, and $8.9 million of legacy loans and leases that became non-performing during the period, primarily consisting of commercial and industrial loans associated with one customer relationship.
Allowance for Credit Losses. The allowance for credit losses on loans and leases increased $8.9 million to $25.4 million, or 1.25% of total loans and leases, at September 30, 2026, from $16.5 million, or 1.38% of total loans and leases, at December 31, 2025. The increase was primarily due to the initial allowance for credit losses of $8.3 million established on loans acquired in the merger with Farmers Bancorp, including $699,000 on purchased credit-deteriorated loans and $7.6 million on purchased seasoned loans, and a provision for credit losses of $7.6 million, partially offset by net charge-offs of $7.0 million during the nine months ended September 30, 2026. The Company early adopted ASU 2025-08, Financial Instruments - Credit Losses (Topic 326): Purchased Loans, and applied the gross-up approach to the purchased seasoned loans. Under this approach, the initial allowance on those loans was recorded as an adjustment to their amortized cost basis at acquisition, rather than through provision expense. As a result, no day-one provision for credit losses was recognized on loans acquired in the merger. The allowance for credit losses provided coverage of 78.9% of non-performing loans and leases at September 30, 2026, compared to 94.6% at December 31, 2025. The decrease in the allowance as a percentage of total loans and leases primarily reflects lower expected credit loss rates on the acquired loan portfolio relative to the legacy portfolio. The decrease in the allowance as a percentage of non-performing loans and leases primarily reflects the $14.8 million increase in non-performing loans and leases, a significant portion of which are collateral-dependent loans requiring limited specific reserves based on the estimated fair value of the underlying collateral. Net charge-offs for the nine months ended September 30, 2026 were $7.0 million, or an annualized 0.64% of average loans and leases, compared to $1.3 million for the comparable period of 2025.
Management regularly evaluates credit exposure across its loan portfolio and within its geographic markets. As of September 30, 2026, the Company’s credit risk assessment incorporated ongoing economic conditions, including inflationary pressures, capital market volatility, and geopolitical risks. Management continues to conduct portfolio stress testing and monitor credit metrics and believes the allowance for credit losses is appropriate based on the current composition of the loan and lease portfolio and the level of individually evaluated reserves.

Other Assets. Other assets increased $66.6 million to $97.6 million at September 30, 2026, compared to $31.0 million at December 31, 2025. The increase was primarily attributable to the merger with Farmers Bancorp, including the recognition of a core deposit intangible asset of $22.9 million, a $20 million increase in the cash surrender value of bank-owned life insurance, a $4.8 million increase in accrued interest receivable and a $1.4 million increase in mortgage servicing rights. At September 30, 2026, the carrying value of the core deposit intangible was $21.2 million.

Included in other assets, other real estate owned totaled $2.7 million at September 30, 2026, compared to $56,000 at December 31, 2025. The increase was primarily due to the transfer of two commercial real estate properties to other real estate owned during the third quarter of 2026: a former behavioral health hospital campus located in Dayton, Ohio, with a carrying value of $2.2 million, and a restaurant property located in Richmond, Indiana, with a carrying value of $450,000. Both properties were recorded at fair value less estimated costs to sell at the time of transfer. The Company is actively marketing both properties for sale.
Deposits. Total deposits increased $970.5 million to $2.09 billion at September 30, 2026, compared to $1.11 billion at December 31, 2025. The increase in deposits from December 31, 2025 was primarily due to $935.8 million in deposits acquired from the merger with Farmers Bancorp. Brokered time deposits totaled $268.1 million, or 12.9% of total deposits, at September 30, 2026, compared to $235.9 million, or 21.2% of total deposits at December 31, 2025. Noninterest-bearing demand deposits totaled $351.4 million at September 30, 2026 compared to $100.1 million at December 31, 2025, and were 16.9% and 9.0% of total deposits at September 30, 2026 and December 31, 2025, respectively.

Borrowings. Total borrowings increased $11.6 million to $263.6 million at September 30, 2026, compared to $252.0 million at December 31, 2025. The increase was primarily due to the $14.5 million in subordinated debt assumed in the merger with Farmers Bancorp, partially offset by the repayment of other FHLB advances. The Company also assumed approximately $95 million in FHLB advances in the merger, all of which were repaid during the quarter with proceeds from the sale of available for sale securities acquired in the merger.

Stockholders’ Equity. Stockholders’ equity totaled $228.9 million at September 30, 2026, an increase of $83.1 million from December 31, 2025. The increase in stockholders’ equity was primarily attributable to the issuance of 6,254,286 shares of common stock due to the merger with Farmers Bancorp, resulting in an increase to equity of $99.3 million, and net income of $6.8 million. Offsetting these increases were an increase to other comprehensive loss of $18.5 million, reflecting an increase in net unrealized losses on available-for-sale securities, net of tax, due to higher market interest rates during the period, and $5.3 million in dividends paid to Company stockholders.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Midwest, a community-oriented financial institution offering traditional financial and trust services within its local communities through its branch locations in Cambridge City, Centerville, Fishers, Frankfort, Kirklin, Lebanon, Michigantown, Mulberry, Noblesville, Richmond, Rossville, Shelbyville, Sheridan, Tipton, and Westfield, Indiana, and its locations in Columbus, Sidney, Piqua, and Troy, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company’s plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases “may,” “believe,” “will likely result,” “expect,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends,” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in the Company’s local market areas or other markets where the Company has lending relationships; employment levels, labor shortages, and the effects of persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could adversely affect the Company’s revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; vulnerabilities in information technology systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events on the Company’s business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission that are available on the Company’s website at www.firstbankmidwest.com and on the SEC’s website at www.sec.gov.

In addition, statements about the potential effects of the Company’s merger with Farmers Bancorp, completed on July 1, 2026 on the Company’s business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond the Company’s control, including the following: the potential that anticipated cost savings, synergies, or revenue enhancements from the merger may not be realized or may take longer to achieve than expected; the ability to successfully integrate the operations, systems, personnel, and technologies of the combined company, including the planned systems conversion; disruption to customer, employee, or vendor relationships, including key community relationships; diversion of management’s attention from ongoing operations and strategic initiatives as a result of integration activities; lower-than-expected revenues or profitability following the merger; higher-than-expected transaction or integration costs; changes to preliminary estimates of the fair value of acquired assets and assumed liabilities during the measurement period; and credit losses on acquired loans that exceed estimates; as well as other factors detailed in the Company’s filings with the SEC.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and expressly disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events except as required by law.

Financial Highlights (unaudited)

	Three Months Ended			Nine Months Ended
SELECTED OPERATIONS DATA:	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
(In thousands, except for per share amounts)

Interest income	$38,553	$21,899	$21,813	$81,614	$64,028
Interest expense	15,708	9,825	10,518	35,249	31,715
Net interest income	22,845	12,074	11,295	46,365	32,313

Provision for credit losses	6,123	823	269	7,639	1,744
Net interest income after provision for credit losses	16,722	11,251	11,026	38,726	30,569
Noninterest income	4,555	1,580	1,298	7,433	3,540
Noninterest expense	20,009	10,168	8,082	38,880	24,567
Income before income tax expense	1,268	2,663	4,242	7,279	9,542
Income tax provision	(482)	436	645	517	1,375

Net income	$1,750	$2,227	$3,597	$6,762	$8,167

Shares outstanding	16,759	10,505	10,426	16,759	10,426
Average shares outstanding:
Basic	15,981	9,693	9,627	11,807	9,685
Diluted	16,221	9,913	9,894	12,023	9,943
Earnings per share:
Basic	$0.11	$0.23	$0.37	$0.57	$0.84
Diluted	$0.11	$0.22	$0.36	$0.56	$0.82

SELECTED FINANCIAL CONDITION DATA:	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
(In thousands, except for per share amounts)

Total assets	$2,599,113	$1,552,029	$1,519,216	$1,525,790	$1,525,565
Cash and cash equivalents	109,906	34,721	34,798	33,130	34,265
Interest-bearing time deposits	2,375	2,850	2,820	2,070	—
Investment securities	329,784	247,625	247,872	254,663	253,221
Loans and leases, net of allowance for credit losses	2,003,988	1,207,852	1,174,122	1,176,813	1,178,232
Loans held for sale	219	—	835	828	1,441
Premises and equipment, net	34,177	13,563	13,497	13,397	13,427
Federal Home Loan Bank stock	21,050	13,907	13,907	13,907	13,907
Other assets	97,614	31,511	31,365	30,982	31,072
Deposits	2,085,385	1,146,643	1,106,365	1,114,893	1,118,258
Borrowings	263,588	244,000	256,000	252,000	254,000
Total stockholders’ equity	228,904	148,273	144,910	145,781	140,035

Book value (GAAP)	$228,904	$148,273	$144,910	$145,781	$140,035
Book value per share (GAAP)	13.66	14.11	13.80	13.88	13.43

The following table summarizes information relating to the Company’s loan and lease portfolio at the dates indicated:

(In thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Commercial mortgage	$769,847	$419,123	$414,875	$414,316	$420,680
Commercial and industrial	318,595	158,075	145,214	142,508	138,333
Construction and development	186,808	86,201	74,315	71,705	67,446
Multi-family	248,916	207,760	208,034	208,894	216,982
Residential mortgage	269,360	170,149	166,260	171,063	166,594
Home equity	61,582	22,398	21,398	20,147	18,816
Direct financing leases	145,686	143,602	142,979	145,806	146,413
Consumer	29,083	17,951	18,179	19,280	19,914

Total loans and leases	$2,029,877	$1,225,259	$1,191,254	$1,193,719	$1,195,178

The following table summarizes information relating to the Company’s deposits at the dates indicated:

(In thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Noninterest-bearing demand	$351,413	$100,071	$99,400	$100,091	$110,815
Interest-bearing demand	327,467	154,055	152,469	143,863	145,705
Savings and money market	704,461	330,361	316,255	319,337	307,667
Non-brokered time deposits	433,934	297,881	301,725	315,655	305,821
Brokered time deposits	268,110	264,275	236,516	235,947	248,250

Total deposits	$2,085,385	$1,146,643	$1,106,365	$1,114,893	$1,118,258

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2026			2025
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$2,018,440	$34,284	6.79%	$1,186,517	$19,676	6.63%
Securities	360,360	2,926	3.25%	249,857	1,620	2.59%
FHLB stock	21,050	517	9.82%	13,907	314	9.03%
Cash and cash equivalents and other	86,470	826	3.82%	20,957	203	3.87%
Total interest-earning assets	2,486,320	38,553	6.20%	1,471,238	21,813	5.93%
Non-earning assets	105,315			39,591
Total assets	2,591,635			1,510,829

Interest-bearing liabilities:
Savings and money market accounts	687,406	4,025	2.34%	303,742	1,747	2.30%
Interest-bearing checking accounts	318,266	1,744	2.19%	145,916	425	1.17%
Certificate accounts	693,877	6,913	3.99%	539,389	5,585	4.14%
Borrowings	284,115	3,027	4.26%	265,793	2,761	4.16%
Total interest-bearing liabilities	1,983,664	15,709	3.17%	1,254,840	10,518	3.35%
Noninterest-bearing demand deposits	350,285			108,360
Other liabilities	14,045			14,099
Stockholders’ equity	243,641			133,530
Total liabilities and stockholders’ equity	2,591,635			1,510,829

Net interest income		$22,844			$11,295
Net earning assets	$502,656			$216,398

Net interest rate spread(1)			3.03%			2.58%
Net interest margin(2)			3.68%			3.07%
Average interest-earning assets to average interest-bearing liabilities	125.34%			117.25%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2026			2025
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,469,909	$73,185	6.64%	$1,181,751	$57,633	6.50%
Securities	289,584	6,087	2.80%	254,513	4,884	2.56%
FHLB stock	16,314	1,110	9.07%	13,907	934	8.95%
Cash and cash equivalents and other	44,280	1,232	3.71%	19,769	577	3.89%
Total interest-earning assets	1,820,087	81,614	5.98%	1,469,940	64,028	5.81%
Non-earning assets	61,260			40,032
Total assets	1,881,347			1,509,972

Interest-bearing liabilities:
Savings and money market accounts	450,368	7,530	2.23%	308,212	5,303	2.29%
Interest-bearing checking accounts	204,294	2,541	1.66%	140,493	1,122	1.06%
Certificate accounts	590,246	17,122	3.87%	542,573	16,989	4.17%
Borrowings	259,443	8,056	4.14%	267,484	8,301	4.14%
Total interest-bearing liabilities	1,504,351	35,249	3.12%	1,258,762	31,715	3.36%
Noninterest-bearing demand deposits	182,942			105,016
Other liabilities	14,287			13,674
Stockholders’ equity	179,767			132,520
Total liabilities and stockholders’ equity	1,881,347			1,509,972

Net interest income		$46,365			$32,313
Net earning assets	$315,736			$211,178

Net interest rate spread(1)			2.86%			2.45%
Net interest margin(2)			3.40%			2.93%
Average interest-earning assets to average interest-bearing liabilities	120.99%			116.78%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Performance ratios:
Return on average assets(1)	0.27%	0.58%	0.74%	0.89%	0.95%
Return on average equity(1)	2.87%	6.09%	7.51%	9.55%	10.78%
Yield on interest-earning assets	6.20%	5.85%	5.74%	5.89%	5.93%
Rate paid on interest-bearing liabilities	3.17%	3.08%	3.10%	3.28%	3.35%
Average interest rate spread	3.03%	2.77%	2.64%	2.61%	2.58%
Net interest margin(1)(2)	3.68%	3.22%	3.10%	3.11%	3.07%
Operating expense to average total assets(1)	3.09%	2.64%	2.30%	2.24%	2.14%
Efficiency ratio(3)	73.03%	74.47%	68.29%	65.39%	64.18%
Average interest-earning assets to average interest-bearing liabilities	125.34%	117.19%	117.79%	117.86%	117.25%
Asset quality ratios:
Non-performing assets to total assets(4)	1.34%	1.41%	1.16%	1.14%	0.71%
Non-performing loans and leases to total gross loans and leases(5)	1.59%	1.78%	1.48%	1.46%	0.90%
Allowance for credit losses to non-performing loans and leases(5)	78.89%	77.91%	95.02%	94.64%	151.64%
Allowance for credit losses to total loans and leases	1.25%	1.39%	1.41%	1.38%	1.37%
Net charge-offs to average outstanding loans and leases during the period(1)	1.21%	0.18%	0.12%	0.12%	0.11%
Capital ratios:
Equity to total assets at end of period	8.81%	9.55%	9.54%	9.55%	9.18%
Average equity to average assets	9.40%	9.51%	9.81%	9.36%	8.84%
Tier 1 leverage ratio (CBLR)(6)	9.99%	10.90%	11.10%	10.95%	10.85%
Other data:
Number of full-service offices	24	13	13	13	12
Full-time equivalent employees	310	174	173	180	179
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases 90 days or more past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases 90 days or more past due.
(6)Capital ratios are for First Bank Midwest. Effective September 30, 2026, the Bank elected the community bank leverage ratio framework and is therefore no longer required to report risk-based capital ratios, which are not presented for that date.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman and Chief Executive Officer
Christopher D. Cook, President
Bradley M. Glover, EVP/Chief Financial Officer
(765) 962-2581